UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 4, 2009

BEACON POWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31973	04-3372365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Middlesex Road

Tyngsboro, Massachusetts 01879
(Address of Principal Executive Offices)  (Zip Code)

(978) 694-9121

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 4, 2009, Beacon Power Corporation (the “Company”) entered into an Underwriting Agreement with Lazard Capital Markets LLC, as the exclusive underwriter (the “Underwriter”),  related to a public offering of 38.1 million units (the “Units”), with each Unit consisting of (i) one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), (ii) a warrant to purchase 0.5 of a share of Common Stock (the “Warrant” and collectively, the “Warrants”), and (iii) an additional investor rights warrant to purchase 0.5 of a share of Common Stock (the “Additional Investor Rights Warrant” and collectively, the “Additional Investor Rights Warrants”), at a price to the public of $0.544 per Unit, less underwriting commission and discounts (the “Offering”).  The Warrants to be issued in this offering will generally be exercisable for a period of five years from the date of issuance, and will carry an exercise price of $0.70 per share.  The Additional Investor Rights Warrants to be issued in this offering will generally be exercisable from the date of issuance until August 31, 2010, and will carry an exercise price equal to 85% of the volume weighted average trading price of the Common Stock for the five consecutive trading days immediately prior to the exercise date, but in no event less than $0.272 per share.  The Offering is expected to close on December 9, 2009, subject to the satisfaction of customary closing conditions. The net proceeds to the Company are expected to be approximately $19.2 million, assuming no exercise of the Warrants and Additional Investor Rights Warrants, and after deducting underwriting commissions and discounts and estimated expenses payable by the Company associated with the Offering.

The Offering is being made pursuant to a prospectus supplement dated December 4, 2009 and an accompanying prospectus dated September 15, 2009, pursuant to the Company’s existing effective shelf registration statement on Form S-3 (File No. 333-161648), which was filed with the Securities and Exchange Commission (the “Commission”) on September 1, 2009 and declared effective by the Commission on September 15, 2009.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

The Underwriting Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

A copy of the opinion of Edwards Angell Palmer & Dodge LLP relating to the legality of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto. A copy of the Underwriting Agreement and the forms of Warrant and Additional Investor Rights Warrant to be issued in connection with the Offering are filed herewith as Exhibits 1.1, 4.1 and 4.2, respectively, and are incorporated herein by reference. The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

On December 4, 2009, the Company issued a press release announcing the offering.  A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 8.01 Other Events

Reference is made to the description of the Offering in Item 1.01.  The Company agreed in the Underwriting Agreement, subject to certain exceptions, not to offer and sell any shares of its common stock or securities convertible into shares of its common stock for a period of sixty (60) days following the Offering without the written consent of the Underwriter.

Reference is further made to the Company’s common stock purchase agreement with Seaside 88, LP (“Seaside”), dated February 19, 2009, as amended June 19, 2009 (the “Seaside Agreement”).  Under the Seaside Agreement, the Company has agreed to sell, and Seaside has agreed to purchase, 1,500,000 shares of the Company’s common stock on the 5th and 20th day of each month (or, if such day is not a business day, on the next business day) during the term of the agreement.  The Company and Seaside have completed fifteen out of eighteen contemplated closings under the Seaside Agreement.  In connection with the Underwriting Agreement, and as permitted under the Seaside Agreement, the Company has delivered notice to Seaside that it is delaying the remaining three closings under the Seaside Agreement such that they will resume February 5, 2010.  Seaside has agreed to waive the ten (10) day advance notice otherwise required to such a delay notice under the Seaside Agreement.   In connection with this delay notice, the Company will pay Seaside $100,000, as required under the Seaside Agreement.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement dated December 4, 2009 by and between Beacon Power Corporation and Lazard Capital Markets LLC

4.1	Form of Warrant

4.2	Form of Additional Investor Rights Warrant

5.1	Opinion of Edwards Angell Palmer & Dodge LLP

23.1	Consent of Edwards Angell Palmer & Dodge LLP (included in its opinion filed as Exhibit 5.1 hereto)

99.1	Press Release dated December 4, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON POWER CORPORATION

Dated: December 4, 2009	By:	/s/ James M. Spiezio
James M. Spiezio
Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description

1.1	Underwriting Agreement dated December 4, 2009 by and between Beacon Power Corporation and Lazard Capital Markets LLC

4.1	Form of Warrant

4.2	Form of Additional Investor Rights Warrant

5.1	Opinion of Edwards Angell Palmer & Dodge LLP

23.1	Consent of Edwards Angell Palmer & Dodge LLP (included in its opinion filed as Exhibit 5.1 hereto)

99.1	Press Release dated December 4, 2009